POWER OF ATTORNEY
I, the undersigned, being a person required to file reports pursuant to Section 16 and Section 13 of the Securities Exchange Act of 1934 (“SEC Reports”) regarding the undersigned’s beneficial ownership of equity securities in Mistras Group, Inc. (the “Company”), hereby constitute and appoint each of Michael Keefe, Edward Prajzner and Michael Kozole, signing singly, as my true and lawful attorney-in-fact to:
(1)Prepare, execute in my name and on my behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling me to make electronic filings with the SEC of reports required by Sections 13 or 16 or any rule or regulation of the SEC;

(2)execute for and on my behalf, as a Section 16 reporting person of the Company, Forms 3, 4, and 5 in accordance with Section 16 and the rules thereunder, Schedule 13G or 13D in accordance with Section 13 and the rules thereunder, and any other forms or reports I may be required to file in connection with my ownership, acquisition, or disposition of securities of the Company;

(3)do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, Schedule 13G or 13D, or other form or report in connection with my ownership, acquisition, or disposition of securities of the Company, and file such form or report with the SEC and any stock exchange or similar authority; and

(4)take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be to my benefit, in my interest, or legally required by me, it being understood that the documents executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
I hereby grant to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with Sections 13 or 16.
This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 or Schedules 13G or 13D with respect to my holdings of and transactions in securities of the Company, unless earlier revoked by me. By executing this Power of Attorney, I revoke all powers of attorney previously executed by me regarding the powers and authority granted in this Power of Attorney.
Dated: July 31, 2025

                        /s/ Kristy Kyriakopoulos
                         Kristy Kyriakopoulos